UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 11, 2011

DCP MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-32678	03-0567133
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

370 17th Street, Suite 2775, Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 633-2900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 11, 2011, DCP Midstream Partners, LP (the “Partnership”) received a claim for arbitration (the “Claim”) filed with the American Arbitration Association by Prospect Street Energy, LLC and Prospect Street Ventures I, LLC (together, the “Claimants”) against EE Group, LLC (“EE Group”) and a number of other parties that previously owned, directly or indirectly, our Marysville, Michigan facility (collectively, the “Respondents”). EE Group is an indirect subsidiary of the Partnership and was acquired by the Partnership in connection with the acquisition of Marysville Hydrocarbons Holdings, LLC (“MHH”) by the Partnership on December 30, 2010 (the “Acquisition”). The Claim involves actions taken and time periods prior to the Partnership’s ownership of EE Group and MHH, and includes several causes of action including claims of civil conspiracy, breach of fiduciary duty and fraud. As previously disclosed, the Partnership acquired a 90% interest in MHH from Dart Energy Corporation (“Dart”), a 5% interest in MHH from Prospect Street Energy, LLC and a 100% interest in EE Group, which owned the remaining 5% interest in MHH. The Claim seeks, from the Respondents collectively, alleged actual, punitive and treble damages and disgorgement of profits, as well as fees and costs. The purchase agreements for the Acquisition contain indemnification and other provisions that may provide some protection to the Partnership for any breach of the representations, warranties and covenants made by the sellers in the Acquisition.

At this point we cannot predict whether the Partnership will have any liability for the Claim. This proceeding is subject to the uncertainties inherent in any litigation, and the ultimate outcome of this matter may not be known for an extended period of time. The Partnership intends to vigorously defend this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP MIDSTREAM PARTNERS, LP

By:	DCP MIDSTREAM GP, LP its General Partner

By:	DCP MIDSTREAM GP, LLC its General Partner

By:	/s/ Michael S. Richards
Name:	Michael S. Richards
Title:	Vice President, General Counsel and Secretary

November 16, 2011